Exhibit 99.1

News Release
FIS Closes Private Offering of $1.1 Billion of Senior Notes and $1.5
Billion Term Loan B
JACKSONVILLE, Fla., July 16, 2010 – FIS™ (“FIS”) (NYSE: FIS), one of the world’s largest providers of banking and payments technology, announced today that it has closed its private offering of $600 million aggregate principal amount of 7.625% senior unsecured notes due 2017 (the “2017 Notes”) and $500 million aggregate principal amount of 7.875% senior unsecured notes due 2020 (the “2020 Notes”, and collectively, the “Notes”).
In addition, FIS announced today that it has closed a new $1.5 billion tranche of additional term loans under its existing credit facility (the “Term Loan B”). The Term Loan B bears interest at either a eurocurrency rate plus 3.75% per annum (subject to a eurocurrency floor of 1.5%) or a base rate plus 2.75% per annum. The Term Loan B matures on July 18, 2016, with required principal amortization payments of 1% per year until maturity.
FIS intends to use the proceeds of the Notes and the Term Loan B, together with borrowings under its existing credit facility and its existing accounts receivable facility, (1) to repurchase shares of common stock, (2) to repay in full the outstanding amount under, and terminate, the credit facility assumed in connection with the acquisition of Metavante Technologies, Inc. and (3) to pay fees and expenses.
The Notes were sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold without registration unless pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and all applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Forward-Looking Statements
This news release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and in formation currently available to, management. Because such statements are based on expectations as to future events and are not statements of fact, actual results may differ materially from those projected. FIS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, statements regarding how FIS will use the proceeds of the Notes offering and incremental borrowings under the credit agreement and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FIS’ Form 10-K and other filings with the Securities and Exchange Commission.